Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO DARIOHEALTH CORP. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

DARIOHEALTH CORP.

May 29, 2024

Mr. Steven Nelson

117 Summer Place

Gibsonia, PA 15044

Re: Offer of Employment

Dear Mr. Nelson:

I am delighted to offer you a position with DarioHealth Corp. (“Dario” or the “Company”). This letter confirms our offer of employment and includes details on the financial arrangements.

Your first day of employment will be June 5, 2024. Your title will be Chief Commercial Officer, and you will report directly to the Company’s Chief Executive Officer, Mr. Erez Raphael. This is a full-time, exempt position. You will be responsible for the Company’s U.S. business to business sales, supervise the U.S. commercial and operations team, develop the Company’s corporate, marketing and sales strategy, and perform such other related duties and responsibilities that may be assigned to you from time to time.

For all of the services you will perform for the Company, you will earn the following compensation and benefits, all of which will be subject to applicable taxes and withholdings as required by law:

1.       Base Salary. Dario will pay you a base salary at an annualized rate of $400,000 which will be paid in equal installments, less applicable deductions and withholdings, via direct deposit, on a bi-monthly basis in accordance with the Company’s payroll practices and policies (the “Base Salary”).

2.       Bonuses. You may receive an annual performance bonus (the “Annual Bonus”), contingent upon your continued employment with the Company and Company performance. For each of the fiscal years of 2024 through 2027, the amount of the Annual Bonus (if any) will be $400,000 if and only if you are employed by the Company at the time the Annual Bonus is paid and the Company reaches or exceeds the following annual consolidated GAAP revenue, excluding revenues generated from future acquisitions, however, any new revenue generated from the closing date onward from the products and services of the acquired asset should be counted as growth and subsequently contribute to the overall revenue (goal) calculation (each a “Target Revenue”): (i) for the fiscal year 2024: $[*] million, (ii) for the fiscal year 2025: $[*] million, (iii) for the fiscal year 2026: $[*] million, and (iv) for the fiscal year 2027: $[*] million. For each of the fiscal years of 2024 through 2027, the amount of the Annual Bonus (if any) will be $300,000 if and only if you are employed by the Company at the time the Annual Bonus is paid, the Company does not reach the Target Revenue for the subject year, and the Company reaches or exceeds the following annual consolidated GAAP revenue , excluding revenues generated from future acquisitions (each a “Lower Target Revenue”): (i) for the fiscal year 2024: $[*] million, (ii) for the fiscal year 2025: $[*] million, (iii) for the fiscal year 2026: $[*] million, and (iv) for the fiscal year 2027: $[*] million. Except as provided in the next paragraph, for each fiscal year, if the Company’s annual consolidated GAAP revenue does not meet or exceed the Lower Target Revenue, no Annual Bonus shall be earned or paid. The Annual Bonus will be paid, if at all, during the at the end of March and following the filing of the Company’s annual report for the fiscal year to which the Annual Bonus relates. The Company shall establish metrics for an Annual Bonus in 2028 and thereafter, including the amount(s) of such Annual Bonus, in its sole discretion.

If your employment is terminated by the Company other than for cause, as determined by the Company in its sole discretion, during a fiscal year and the Target Revenue for that fiscal year is reached by the Company, you shall be entitled for a bonus of $225,000, which amount shall be paid not earlier than January 1 nor later than March 31 of the year following the year of your termination.

3.       Stock Options. You will be entitled to a stock option grant (“Options”) to purchase up to 500,000 shares of the Company’s common stock, subject to the approval of the Company’s Board of Directors. These options will vest over three years, with 33.33% vesting upon the one-year anniversary of your start date and then in equal quarterly amounts thereafter. The Options will serve as an inducement grant pursuant to Nasdaq Listing Rule 5635(c)(4) and will be issued outside of the Company's 2020 Equity Incentive Plan (the “Plan”) but will otherwise follow the material terms of similar grants issuable pursuant to the Plan. The Options grant is subject, in all respects, to the approval of the Company's Board of Directors.

Each of the options granted pursuant to this Section 3 or the following Section 4 shall be issued as of your first day of employment and the exercise price of all such options granted pursuant to this Section 3 or the following Section 4 will be the closing sales price for the Company’s common stock (as quoted on any established stock exchange or a national market system) on the date of grant (your first day of employment).

4.       Performance Grant. You will also be entitled to an annual performance-based Option grant to purchase up to the number of shares of the Company’s common stock as further defined below, for each of the fiscal years 2024, 2025, 2026 and 2027. The final number of shares subject to each annual performance-based Option shall be determined as follows:

For the year ending December 31, 2024, an Option grant to purchase of up to 400,000 share of the Company’s common stock, of which 150,000 shares will commence vesting if Annual Revenue is at least 92% of the Lower Target Revenue for 2024, and additional 250,000 shares will commence vesting in Annual Revenue is at least 100% of Target Revenue. If Annual Revenue is less than 92% of the Lower Target Revenue for 2024, the performance-based option for 2024 shall be cancelled.

For the years ending December 31, 2025, December 31, 2026 and December 31, 2027, an Option grant to purchase of up to 450,000 shares of the Company’s common stock, of which 150,000 shares will commence vesting if Annual Revenue is at least 92% of the Lower Target Revenue for that fiscal year, additional 150,000 shares will commence vesting if Annual Revenue is at least 100% of Target Revenue for that fiscal year, and additional 150,000 shares will commence vesting upon reaching annual goals on each fiscal year, as defined by the CEO and/or the Board of Directors of the Company during the first quarter of each fiscal year. If Annual Revenue is less than 92% of the Lower Target Revenue for that fiscal year, the performance-based option for that fiscal year shall be cancelled.

As modified pursuant to the preceding paragraphs, the performance-based Option shall thereafter vest over a three-year period commencing on the first day of the following fiscal year to which that Option relates, at the rate of 8.33% per quarter, at the last day of each calendar quarter. The performance-based Options will serve as an inducement grant pursuant to Nasdaq Listing Rule 5635(c)(4) and will be issued outside of the Company’s Plan but will otherwise follow the material terms of similar grants issuable pursuant to the Plan. Each performance-based Option grant is subject, in all respects, to the approval of the Company's Board of Directors.

5.       Benefits. You will be eligible to participate in any insurance and other benefit plans and programs that Dario may offer to its employees from time to time, according to the terms of such plans and the Company's practices and policies. Dario will provide a laptop computer for your use during your employment and will reimburse preapproved expenses, pursuant to applicable policy(ies), on a monthly basis. The parties agree to work together to establish market standard benefits for the Company’s U.S. employees.

6.       Vacation. You will earn 20 days of paid vacation per calendar year, which will accrue monthly on a pro rata basis. The number of days you earn in 2024 will be prorated based on your date of hire. Accrual and use of vacation time is pursuant to Dario’s vacation policy.

7.       Confidentiality Covenant. You agree that you will not at any time, during or after your employment by Dario, without Dario’s prior written consent, reveal or disclose to any person outside of Dario, or use for your own benefit or the benefit of any other person or entity, any confidential information concerning the business or affairs of Dario or its affiliates or subsidiaries, or concerning any of their customers, clients, business or employees (the “Confidential Information”). For purposes of this letter, Confidential Information shall also include, but shall not be limited to, financial information or plans; sales and marketing information or plans; business or strategic plans; salary, bonus or other personnel information of any type; information concerning methods of operation; proprietary systems or software; legal or regulatory information; cost and pricing information or policies; information concerning new or potential products or markets; clinical data; medical or other data relating to participants in Dario’s clinical trials, or research and/or analysis. Confidential Information shall not include information falling within the description of Confidential Information that already is available to the public through no unauthorized act of yours and salary, bonus or other personnel information specific to you, nor shall this paragraph be construed so as to interfere with your right to use your general knowledge, experience, memory and skills, whenever and wherever acquired, in any future employment. Notwithstanding the forgoing, you may comply with legal process; provided, however, that if you anticipate making such a disclosure to comply with legal process, you agree to provide Dario with ten (10) days written notice or, if such notice is not practicable under the circumstances, with as much written notice as is practicable.

Protected Disclosures: Nothing in this agreement is intended to prevent or discourage you from participating in protected whistleblower activity. You shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order.

8.       Return of Dario Property. You agree that all Confidential Information, however or whenever produced, shall be the sole and exclusive property of Dario, and shall not be removed by you (or anyone acting at your direction or on your behalf) from Dario’s custody or transmitted to any third person or entity, without Dario’s prior written consent, except as required in the performance of your duties under this letter. Upon the termination of your employment, or otherwise upon the request of Dario, you will promptly deliver to Dario all copies of all documents, equipment, property or materials of any type in your possession, custody or control, that belong to Dario and/or that contain, in whole or in part, any Confidential Information.

9.       Inventions and Other Intellectual Property. During your employment with Dario, you shall promptly disclose to Dario or any successor or assign, and grant to Dario and its successors and assigns (without any separate remuneration or compensation other than that received by you in the course of your employment), your entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever (the “Intellectual Property”), whether developed by you during or after business hours, or alone or in connection with others, in any way related to the business of Dario, its affiliates, successors or assigns. You agree, at Dario’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in Dario, its affiliates, successors, assigns, nominees or designees, and to cooperate fully and assist Dario in any litigation or other proceedings involving any such Intellectual Property.

10.     Non-Solicitation Covenant. You understand and agree that, by virtue of your position at Dario, you will have substantial access to and impact on the good will, Confidential Information and other legitimate business interests of Dario, its affiliates and subsidiaries, and that you therefore are in a position to have a substantial adverse impact on those entities’ business interests should you engage in certain activities in competition with them after your employment terminates. Accordingly, you agree that during the term of this letter and for a period of one (1) year after your employment with Dario or any of its successors or assigns terminates for any reason (the “Restricted Period”), you will not, directly or indirectly, whether through your own efforts, or in any way assisting or employing the assistance of any other person or entity (including, without limitation, any consultant or any person employed by or associated with any entity with which you are employed or associated), recruit, solicit, hire, entice or induce any employee, supplier, customer or consultant of Dario or its affiliates and subsidiaries to terminate his or her employment or other relationship with Dario, or hire or retain any such person to perform services for any other person or entity.

11.      Non-Competition. During the term of this letter and for a period of six (6) months after your employment with Dario or any of its successors or assigns terminates for any reason, you shall not, directly or indirectly, for your own account, or in any capacity on behalf of any other third person or entity, whether as an officer, director, employee, partner, joint venturer, consultant, investor or otherwise, engage, or assist others engaged, in whole or in part, in any business that directly competes with the Company within the Territory (as hereinafter defined). For purposes of this paragraph direct competition means competing with the Company’s digital therapeutics for the disease states it has in the Territory or has substantially developed products for at the time your employment terminates. The term “Territory” shall mean the United States of America. You acknowledge and agree that your employment with Dario is sufficient consideration for this restriction and for your other obligations under this agreement. You agree that your confidentiality, non-solicitation, and non-competition obligations are reasonable and no broader than necessary to protect Dario’s legitimate business interests.

The foregoing describes the compensation and benefits that you will receive for so long as you remain employed by Dario or until such terms are modified by mutual written agreement of you and Dario, but is not a contract or guarantee of employment for any particular period of time. At all times you will be an employee at-will, which means that you and Dario are each free to terminate your employment at any time for any reason, with a 120 days prior written notice (such period after notice is given is referred to as the “Notice Period”); provided, however, that Dario may terminate your employment at any time during the Notice Period, in which event Dario will pay (on its standard payroll schedule and less applicable withholdings and deductions) any Base Salary amounts that you would have earned if you had remained employed throughout any remaining time in the Notice Period. If your employment terminates for any reason, you will be entitled to receive only your Base Salary through the date of your termination and such other compensation or benefits to which you may be entitled by law or under the terms of Dario’s benefit plans and programs then in effect. During the Notice Period and unless otherwise determined by the Company in a written notice, the employment relationship hereunder shall remain in full force and effect, you shall be obligated to continue to discharge and perform all your duties and obligations with Company, and you shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume your responsibilities.

Please note that Federal law requires you to provide Dario with documentation of your eligibility to work in the United States. Accordingly, this offer is further conditioned upon your providing such documentation to Dario within 3 business days of your commencing work.

To indicate your acceptance of our offer, please sign and return this letter to me.

If you have any questions, please feel free to call.

Sincerely,

DARIOHEALTH CORP.

By:	/s/ Erez Raphael
Name:	Erez Raphael
Title:	CEO

I ACCEPT EMPLOYMENT WITH DARIOHEALTH CORP.

ON THE TERMS STATED ABOVE:

/s/ Steven Nelson	Date: May 29, 2024
Steven Nelson

5